Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01

Seek a smart beta investment approach to energy infrastructure MLPs Highlighting the J.P. Morgan Cushing® 30 MLP Index ETNs: PPLN Trade on the NYSE under ticker: PPLN, and track the performance of the Cushing 30 MLP Index, offering exposure to equity securities from 30 U.S.-based energy infrastructure companies. Key Features: Variable Quarterly Income Potential for quarterly coupon, less the investor fee Diversification ETNs are linked to a basket of 30 publicly traded midstream energy MLPs and corporations that are equally weighted on each quarterly re-balancing date To learn more, contact your financial advisor or your J.P. Morgan representative at +1 800 576 3529 or jpm.structured.investments.team@jpmchase.com. ETNs are unsecured and subordinated obligations of JPMorgan Chase Financial Company LLC and are fully and unconditionally guaranteed by JPMorgan Chase & Co. SEC Legend: JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and prospectus supplement, as well as any product supplement and pricing supplement, if you so request by calling toll-free 866535 9248. Free Writing Prospectus Related to Registration Statement 333-222672 and 333-222672-01. You should read the most recent pricing supplement related to the ETNs before you make your investment. You may access this pricing supplement as follows: https://www.sec.gov/Archives/edgar/data/19617/000095010318004529/dp87759_424b3-mmsc.htm